Exhibit 99.1

Duke Energy Carolinas

Summary of Order Issued by the North Carolina Utilities Commission

(Docket E-7 Sub 1214)

Background on rate case filings

•	On September 30, 2019, Duke Energy Carolinas (“DEC”) filed a rate case (“2019 Rate Case”) with the North Carolina Utilities Commission (“NCUC”) and originally requested an approximate $291 million increase in annualized retail revenues. The original rate case filing requested a 10.3% return on equity (“ROE”) and a 53% equity component of the capital structure.

•	An NCUC order in DEC’s prior rate case, filed in 2017, allowed DEC to recover deferred coal ash costs of $554 million (NC retail allocation) over 5 years with a weighted average cost of capital (“WACC”) return. The order was subsequently appealed to the North Carolina Supreme Court (the “Court”). On December 11, 2020, the Court issued an opinion on the consolidated appeals, which upheld the NCUC’s decision to include coal ash costs in the cost of service, and the NCUC’s discretion to allow a return on the unamortized balance of coal ash costs. The opinion also remanded to the NCUC a single issue – to consider the assessment of support for the North Carolina Public Staff’s (“Public Staff”) equitable sharing argument.

Background on settlements reached

•	On March 25, 2020, DEC and the Public Staff filed an Agreement and Stipulation of Partial Settlement (“First Partial Stipulation”) resolving certain issues in the base rate proceeding, the most significant of which would result in the removal of storm costs from the rate case and an agreement to file a petition seeking to securitize the costs.

•	On July 31, 2020, DEC and the Public Staff filed documents in support of an agreement in principle reached on additional issues related to the base rate proceeding (“Second Partial Stipulation”), primarily ROE, capital structure, deferral of grid projects, and tax reform.

o	On August 1, 2020, DEC implemented interim rates consistent with the Second Partial Stipulation. The incorporation of EDIT flowback in the interim rates kept most customers rates unchanged.

•	On January 22, 2021, DEC, Duke Energy Progress, the NC Attorney General’s Office (“AGO”), the Public Staff and Sierra Club entered into a Settlement Agreement (“Coal Ash Settlement”) which addresses all historical coal ash prudence and cost recovery issues, including the 2019 Rate Case, and provides clarity on coal ash cost recovery for the next decade in North Carolina.

On March 31, 2021, the NCUC issued an order approving the First Partial Stipulation, the Second Partial Stipulation and the Coal Ash Settlement without modification. The order also addresses other outstanding items in the case.

Major Components of the Order

Approves the First Partial Stipulation and the Second Partial Stipulation including:

•	ROE of 9.6% based upon a capital structure of 52% equity and 48% debt

•	Deferral treatment for approximately $0.8 billion of Grid Improvement Plan projects including a return

•	Unprotected Federal Excess Deferred Income Taxes (“EDIT”) flow back period of 5 years. See additional EDIT discussion below.

•	Determination of the reasonableness and prudence of $213 million of deferred storm costs, which have been removed from the rate case. DEC filed a petition seeking to securitize the costs on October 26, 2020, and expects a financing order from the NCUC in May and the securitization transaction to close in Q3 2021.

•	Inclusion of plant in service and other revenue requirement updates through May 31, 2020

Approves the Coal Ash Settlement without modification, including:

•	The term of the Coal Ash Settlement goes through early 2030 and resolves all coal ash issues in: (1) the remand of the 2017 rate case; and (2) the 2019 rate case. It also provides much greater certainty on the recovery of coal ash costs incurred through Jan. 2030.

•	Limits the scope of future rate case proceedings in NC: for the term of the Coal Ash Settlement, the Parties waive all rights to (1) Assert that coal ash costs be shared between DEC and customers through “equitable sharing” or any other rate base or return adjustment, and (2) Challenge the reasonableness and prudence of DEC’s historical coal ash management practices and costs prior to Feb. 2020.

•	DEC agrees to not seek recovery of approximately $500 million of system-wide deferred coal ash expenditures, including $224 million related to the 2019 Rate Case. As a result of the Coal Ash Settlement, DEC incurred a pre-tax charge of approximately $500 million in Q4 2020, which was treated as a “special item” and excluded from adjusted earnings per share.

•	Affirms prudency and cost recovery of coal ash costs in the 2017 rate case, including 5-year amortization with a full WACC return and the previously assessed cost of service penalty.

•	Allows a return at a reduced ROE during the amortization period on coal ash costs in the 2019 Rate Case and through Jan. 2030. The reduced ROE will be 150 basis points lower than the prevailing ROE over the settlement period (e.g. coal ash costs in the 2019 Rate Case will earn a reduced ROE of 8.1%), with a capital structure composed of 48% debt and 52% equity.

o	DEC retains the ability to earn a full WACC return during the deferral period.

•	The amortization period for coal ash costs in the 2019 Rate Case will be 5 years. The amortization periods for future deferred costs will be set by the NCUC in future rate case proceedings.

Denies accelerated coal plant depreciation:

•	Denies DEC’s proposal to shorten the remaining depreciable lives of five coal-fired power plants. Instead, the Commission stated that the ongoing Integrated Resource Plan docket was the more appropriate venue to decide these issues.

Rate reductions as a result of federal and state tax reform as agreed to in the Second Partial Stipulation include:

•	Protected federal EDIT: $1.1 billion returned to customers through base rates; annual rate reduction is in accordance with specific IRS requirements governing the flowback period (approximately 39 years)

•	Unprotected federal EDIT: $1.0 billion returned to customers through the combination of interim rates and a levelized rider over a five-year period

•	N.C. state EDIT related to the reduction of the N.C. state income tax rate from 3% to 2.5%: $34 million returned to customers through a levelized rider over a two-year period

•	Deferred revenues from January through July 2018 related to the change in the federal statutory tax rate from 35% to 21%: $121 million returned to customers through a levelized rider over a two-year period

•	DEC reserves the ability to reflect a future increase or decrease in the federal tax rate during the five-year unprotected EDIT flow back period

Additional Information

•	The estimated rate base for DEC NC retail addressed in the case is approximately $17 billion

•	Once new tariff schedules are approved by the NCUC, a date will be set for new rates to go into effect. Due to the deployment of the Customer Connect system beginning in April, DEC expects new rates to go into effect in June 2021.

Reconciliation of Request to Order and Estimated Annual Rate Impacts to Customer Bills

•	Original request: $446 million increase, less $155 million EDIT rider give-back, for a net requested increase of $291 million

•	Estimate per Order (Year 1): $325 million increase, less $294 million EDIT rider give-back, for an estimated net increase of $29 million

($ in millions)	Years 1-2	Years 3-5
Request per original filing	$291	$291
Reduced ROE[1]	$(76)	$(76)
Reduced equity component of capital structure[1]	$(13)	$(13)
Reduced debt rate (4.51% to 4.27%)[1]	$(24)	$(24)
Remove storm costs for securitization[1]	$(39)	$(39)
Other Stipulation adjustments, including accelerated EDIT flow back and updating to May cut off[1]	$(23)	$60
Coal Ash Settlement impacts (write-off and lower ROE)[2]	$(55)	$(55)
Remove accelerated depreciation of coal plants	$(27)	$(27)
Other impacts of the order, primarily changes to depreciation rates	$(5)	$(5)
Estimated cumulative net annualized revenue increase, subject to NCUC review and approval	$29	$112
Estimated cumulative net annualized customer increase (%)	0.6%	2.4%

1 As agreed to in the First Partial Stipulation and Second Partial Stipulation

2 As agreed to in the Coal Ash Settlement

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